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                                 Exhibit 23 (i)

             Consent and Opinion of Counsel as to Legality of Shares

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                                      C-7

                                December 28, 1999



Montgomery Asset Management, LLC
101 California Street
San Francisco, California 94111

         Re:      The Montgomery Funds

Ladies and Gentlemen:

         We have acted as counsel to The Montgomery Funds, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendments") and relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the "Shares") for the following series of the Trust:
Montgomery Growth Fund, Montgomery U.S. Emerging Growth Fund, Montgomery Small Cap Fund, Montgomery Equity Income Fund, Montgomery International Growth Fund, Montgomery International Small Cap Fund, Montgomery Global Opportunities Fund, Montgomery Global Communications Fund, Montgomery Emerging Markets Fund, Montgomery Asia Fund, Montgomery Select 50 Fund, Montgomery Total Return Bond Fund, Montgomery Short Duration Government Bond Fund, Montgomery Money Market Fund, Montgomery Federal Tax-Free Money Fund, Montgomery California Tax-Free Intermediate Bond Fund, Montgomery California Tax-Free Money Fund, Montgomery Growth 20 Portfolio and Montgomery International 20 Portfolio (each a "Fund" and collectively the "Funds").

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:


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The Montgomery Funds
December 28, 1999
Page 2



         (a) the Trust's Agreement and the Declaration of Trust dated May 10, 1990, as amended on November 11, 1993 (the "Declaration of Trust"). The Declaration of Trust as amended has been in full force and effect from May 10, 1990, through the date hereof;

         (b) the Trust's Certificate of Trust as originally filed with the Secretary of State of Massachusetts on May 16, 1990, and as amended on November 11, 1993 and amended on May 23, 1995; and the Amended and Restated Certificate of Trust, as filed with the Secretary of State of Massachusetts on May 26, 1995 (the "Certificate of Trust"). The Certificate of Trust, as amended, has been in full effect from May 16, 1990 (or from the date of the relevant amendment), through the date hereof;

         (c) the Trust's By-laws, as amended and restated on November 11, 1993 and August 16, 1994. The By-laws, as amended, have been in full force and effect from the original date of its adoption through the date hereof;

         (d)   resolutions  of  the  Trustees  of  the  Trust   authorizing  the
establishment of the Funds and the issuance of their respective Shares, as adopted at meetings on July 9, 1990; November 11, 1991; January 30, 1992; April 27, 1992; July 30, 1992; November 12, 1992; February 4, 1993; May 13, 1993;
September 8, 1993; November 11, 1993; February 11, 1994; May 23, 1994; August 16, 1994; November 17, 1994; March 2, 1995; May 23, 1995; November 16, 1995;
February 15, 1996; May 2, 1996; May 29, 1996;  November 20, 1996;  September 30,
1997 and November 16, 1999, certified by an officer of the Trust as being in full force and effect through the date hereof;

         (e) the respective Post-Effective Amendment for each series; and

         (f) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

         Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in Massachusetts Corporation Law & Practice (Aspen Law & Business 1997 & Supp. 1999). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

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The Montgomery Funds
December 28, 1999
Page 3


         We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Funds shall look only to the assets of the Trust or the Funds for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust may include a notice that such instrument was executed on behalf of the Trust and that the obligations of such instruments are not binding upon any of the shareholders of the Trust individually, but are binding only on the assets and property of the Trust.

         Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendment and in accordance with the Trust Instrument, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

         We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.


                                       Very truly yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP
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